Exhibit 10.3

AMENDEMENT

Made and Signed on August 02, 2026

TO CONSULTING AGREEMENT Dated March 18, 2025

By and Between

Duke Robotics Corp.

10 Ha’rimon St. Move Carmel Industrial and Science Park, 2069203

(Hereinafter “Company” or “Duke”)

And

Mr. Vadim Maor, ID No. 016959249

Maale Avshalom St 48, Kiryat Tiveon, Israel

(Hereinafter “Consultant”)

WHEREAS, The Company and the Consultant entered into a Consulting Agreement dated March 18, 2025 (hereinafter referred to as the “Agreement”);and

WHEREAS, according to the Agreement the Company engages the Consultant as an independent consultant and the Consultant agreed to serve as a consultant to the Company and provide the Company consulting services as CTO; and

WHEREAS, the Company and the Consultant desire to amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Consultant Scope of the Services

Section 3 of the Agreement shall be replaced with the following new section 3:

“3. The scope of the Services’ hours shall be equivalent to a full-time position.

The Consultant shall not, without the prior written authorization of the Company, directly or indirectly undertake any other employment, whether as an employee of another employer or independently as an agent, consultant, director or in any other manner (whether for compensation or otherwise) and shall not assume any position or render services in any of the above-stated manners to any other entity or person. For the avoidance of doubt, nothing herein shall prohibit the Consultant from owning, managing or serving as an officer or director of certain existing companies owned or controlled by the Consultant, or from maintaining personal intellectual property, inventions and private business ventures unrelated to the Company’s business, provided that such activities do not compete with the Company and do not interfere with the Consultant’s performance of the Services under this Agreement.”

2.	Term of the Agreement

Section 5.1 of the Agreement shall be replaced with the following new section 5.1:

“5.1 The contractual relationship pursuant to this Agreement commenced on January 1, 2025 (“Commencement Date”). Either party may terminate this Agreement upon the delivery of a three- month prior written notice for any reason whatsoever (“Prior Written Notice”), provided, however, that no such Prior Written Notice may be delivered prior to December 31, 2026.

It is hereby clarified that until the Commencement Date the current Work Order dated March 1, 2024 (“WO”), entered between Duke Airborne Systems Ltd. (“Duke Israel”) and the Consultant, shall continue to be in force, and that the entering into this Consulting Agreement shall not derogate any of the rights of Duke IL or the Company according to or based on the WO”.

3.	Consultant’s compensation

As of the Effective Date, the Company shall update the Consultant’s compensation, as specified hereinafter:

3.1.	Updated Monthly Fee:

A total monthly payment of NIS 77,100 (seventy-seven thousand and a hundred) (plus VAT).

3.2.	Annual Bonus:

The Consultant shall be entitled to an annual bonus of up to 12 (twelve) Monthly Payments (as defined below), as follows: (i) an annual cash bonus, based on the Company’s overall performance and goals and the Executive’s achievement of goals and objectives, of up to 6 (six) Monthly Payments; and (ii) a special cash bonus, based on the Company’s performance and the Executive’s achievement of significant milestones, of up to 6 (six) Monthly Payments; in each case in accordance with the compensation policy of the Company, as in effect from time to time and as approved by the Company’s Compensation Committee and the Board (the “Bonuses”). Such bonuses, if paid, will be calculated based on a Monthly Payment of NIS 60,000 (sixty thousand) and shall be paid against the receipt of tax invoices duly issued by the Consultant to Company. The Bonuses shall be paid during the month following the date of publication of the Company’s audited annual financial statements for the preceding year. In order to receive the bonus, the Consultant shall not have provided the Company with a notice of termination prior to date of payment.

Following the Effective Date the Company will pay the Consultant the amount of NIS 100,000 (one hundred thousand), on account of the 2026 special cash bonus per section (ii) above.

3.3.	Options:

In the next grant of options by the Company following the Effective Date, and subject to the approval of the applicable organs of the Company and subject to the Company’s 2021 EQUITY INCENTIVE PLAN (as may be amended from time to time) (the “Plan”), and all other proceedings legally necessary, the Company shall grant the Consultant options to purchase 28,000 Ordinary Shares US$ 0.0001 par value each, of Duke Robotics Corp. The grant of such Options shall be subject to Consultant’s execution of all the Company’s standard option agreement and any other required document, and such Options will be governed by the terms and conditions of the Plan.

4.	Effective Date

The effective Date of this Amendment is August 1, 2026 (“Effective Date”).

5.	No Further Amendment

Except as amended by this Amendment, the Agreement remains unaltered and shall remain in full force and effect.

6.	Applicable Law and Jurisdiction

All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with Section 10.2 of the Agreements

7.	The parties wish to further clarify that the Company IPR, as defined in the Agreement, refer to Intellectual Property Rights created, made or discovered by the Consultant (whether solely or jointly with others) under the term of the WO (as defined in the Agreement) and during the term of the Agreement; and in connection with the Company, its products, technology and/or know how.

IN WITNESS WHEREOF THE PARTIES HAVE HEREUNTO SET THEIR HANDS ON THE DATE FIRST HEREINABOVE STATED:

/s/ Vadim Maor	/s/ Erez Nachtomy
Vadim Maor	Duke Robotics Corp.

	By:	Erez Nachtomy
Vice Chairman

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